EX 99.3(B)

Selling Agreement

Parties

This document will be referred to as the “Agreement.”  The applicant may be an agent, agency or broker-dealer, but will be referred to throughout this Agreement as “Agent,” “you,” or “your.”  Any person or entity whose commission or other type of compensation you receive from us to pass through to the person or entity, in full or in part, is referred to as “Subagent” and collectively as “Subagents,” whether that person or entity is an insurance agent or agency, registered representative or broker dealer.

The entity appointing you is W&S Financial Group Distributors, Inc., distributor of fixed annuities and life insurance and/or Touchstone Securities, Inc., distributor of variable annuities.  W&S Financial Group Distributors, Inc. and/or Touchstone Securities, Inc. are referred to throughout this Agreement, both individually and collectively, as “WSFGD.”  WSFGD will appoint you pursuant to contracted authority from, and enters into this Agreement on behalf of, the insurance companies listed below:

Integrity Life Insurance Company

National Integrity Life Insurance Company

Western-Southern Life Assurance Company

The Western and Southern Life Insurance Company

The above insurance companies are referred to throughout this Agreement, both individually and collectively, as “Company.”

WSFGD and Company are referred to throughout this Agreement, both individually and collectively, as “Distributor,” “we,” “us,” or “our.”

Terms and Conditions

This Agreement is between WSFGD, on behalf of itself and Company, and you, Agent.  WSFGD will appoint you as agent of the Company to solicit and sell certain life insurance policies and annuity contracts (collectively referred to as “Contracts”) that are described on the attached compensation schedules.

The term of this Agreement begins on the date it is accepted and executed by WSFGD (the “Effective Date”) and will continue until terminated.

This Agreement includes all sections of this Agreement, any attached supplements and compensation schedules (as amended from time to time and also referred to as commission schedules), and all other schedules, exhibits, supplements or addenda to this Agreement now or hereafter appended, all of which are fully incorporated herein by reference.

1.              RELATIONSHIP. The relationship between you and us is that of an independent contractor. Nothing contained in this Agreement makes you, your employees, associated persons or Subagents, employees of Distributor.

2.              AUTHORITY AND RESPONSIBILITY OF AGENT. You are authorized and agree to perform the following services.

(a)         You will, personally and/or through Subagents, solicit sales of Contracts in those jurisdictions where the Contracts are authorized for sale by the Company, obtain completed applications for the Contracts on forms provided by Company, and collect the full initial premiums, in accordance with our rules and guidelines, which may change from time to time. You and Subagents will promptly remit to us all applications and the full amount of all premiums, without setoff, demand or deduction except as otherwise provided in this Agreement.

(b)         You will recommend to WSFGD prospective Subagents to solicit Contracts on behalf of Company. If a Subagent recommended by you for appointment is approved and appointed by us, such Subagent will be assigned to you until such assignment is terminated by you, Subagent or us. A Subagent is deemed under your supervision as long as you receive and pass through, in whole or in part, such Subagent’s compensation and during that time, you are responsible for the acts and omissions of the Subagents in connection with activities relating to this Agreement. You will inform us promptly when a Subagent terminates his or her contract.

(c)          You and Subagents will make reasonable efforts to maintain the Company’s Contracts in force and to provide reasonable assistance to the Company’s Contract owners.

(d)         You will be governed strictly by and comply with, disseminate to Subagents, and cause Subagents to comply with, Company’s instructions, rules and requirements, including, without limitation, underwriting rules, any market conduct guidelines and standards and training requirements. In the event of any dispute between the parties as to the interpretation of any Company instructions, rules and requirements, Distributor, in its sole discretion, will resolve any such dispute.

(e)          You will comply, and ensure that Subagents comply, with all applicable privacy, insurance, securities and other applicable laws and the rules of any self regulatory body governing activity covered by this Agreement.

(f)           You will understand and ensure that Subagents are trained to understand the terms and conditions of the Contracts.

(g)          You will ensure that each transaction initiated by you, your employees or Subagents that is related to a Contract is authorized, in writing, by the Contract Owner.

(h)         You will keep, and will ensure that Subagents keep, such records in such form as may be reasonably required by us and as required under applicable laws. All records required to be kept under this Agreement and applicable law will be maintained at the principal place(s) of Agent’s or Subagent’s business, as applicable, in good and readily accessible condition.  These records will be available during to us or our authorized representative during normal business hours.

(i)             You, and Subagents, each will pay your own expenses incurred in the performance of this Agreement.

(j)            You will deliver policies and documents to customers within 10 days of receipt (unless relevant laws or regulations require delivery sooner) and secure and maintain delivery receipts if required by us or by law.

(k)         You will, and will ensure that Subagents, promptly notify us in writing of any customer complaint of which you are aware or should reasonably be aware, related to WSFGD, Company, Company’s products or any activity of Agent or Subagent related to or covered by this Agreement. You or Subagent, as applicable, will respond to any request from us for explanation or documentation necessary to respond to inquiries or complaints from customers or regulators within the time period requested.

(l)             You will secure and maintain in force the necessary licenses, registrations and appointments for yourself and ensure that each Subagent has and maintains the necessary licenses, registrations and appointments.

(m)     You will, and will ensure that Subagents, promptly advise us if you become aware of any change in insurability of an insured under one of the Company’s Contracts.

(n)         You will, and ensure that subagents will, maintain errors and omissions insurance coverage with a liability limit of $1,000,000 or greater.  Coverage must insure against any negligent act, error or omission by you or any person employed by you in the rendering of services related to the produce lines sole or serviced under this Agreement.  You will provide proof of such coverage upon our request.

3.              LIMITATIONS ON AGENT’S AUTHORITY. The authority granted to you does not permit you or Subagents to do, or to represent yourselves as having such authority to do, any of the following.

(a)         You will not, and will ensure that Subagents do not, (i) waive, make or modify any terms, rates, conditions or limitations of, or approve evidence of insurability under, any Contract or form provided by the Company; (ii) adjust, settle or admit liability on any claim or enter into any legal proceedings pertaining to our business unless authorized in writing by Distributor; (iii) incur any debt or expense on our behalf; (iv) bind us by any promise or agreement; (v) collect any money for us except the collection of the first premium on the Contracts; (vi) exercise any authority on our behalf other than as expressly authorized by this Agreement; or (vii) extend the time for any premium payment.

(b)         You will not pay or allow, or offer to pay or allow, any rebate of premium or any other consideration as an inducement to any person to purchase, continue, renew, or exchange a Contract that is not specified in the Contract.  You will ensure that Subagents comply with this limitation.

(c)          You will not, and will ensure that Subagents do not, publish, alter, circulate or use in any manner any advertisements, sales literature, policy analysis, proposals, illustration, performance data or other material, whether printed or electronic, which refers to WSFGD, Company, any affiliate of Company or any product or service of Company or any affiliate of Company, without our prior written consent.  Further, neither you nor Subagents will use outdated advertisements, sales literature, policy analysis, proposals, illustration, performance data or other material, whether printed or electronic, even if the material was previously approved by us, without our prior written consent.

(d)         You will not engage in any activity, and cause Subagents not to engage in any activity, prohibited by federal or state privacy, insurance, securities and other applicable laws, or the rules of any self regulatory body governing activity covered by this Agreement.

(e)          You will not, and will ensure that Subagents do not, conduct any business or make any representations on behalf of any specific Company in any state where the specific Company is not authorized, admitted or otherwise licensed to do business.

(f)       You will not, and will ensure that Subagents do not, deliver any life insurance policy if you know or reasonably should have known that the applicant is at the time not in good health and insurable.

(g)          You will not, and will ensure that Subagents do not, sign an application for a Contract, as the writing agent, unless the application was personally taken by the writing agent in the presence of the applicant;

(h)         You will not allow any Subagent or other person associated with you to solicit business on behalf of Company unless and until such person is licensed as an agent in the applicable state and has been duly appointed by Distributor as an agent of Company, unless applicable laws allow otherwise.

4.              TERRITORY. No territory is assigned exclusively to you.

5.              DISTRIBUTOR RIGHTS.  We may, on notice to you, in its sole discretion and without recourse, take any of the following actions:

(a)         discontinue, withdraw or suspend sales of any Contract from any state or territory;

(b)         modify or change any Contract form or the conditions or terms under which any Contract may be offered;

(c)          modify, amend, delete or add any procedure, rule, instruction, guideline or requirement;

(d)         cease doing business in any state;

(e)          have reasonable access to you and your employees, associate persons and Subagents to deliver product and administrative training;

(f)           reject applications for Contracts without specifying a reason; and

(g)          disapprove the appointment of any Subagent proposed by you or terminate the appointment of a Subagent at any time.

6.              COMPENSATION.

(a)         As full compensation for your services and, if applicable, the services of Subagents, Company will pay you compensation according to the attached compensation schedules, as amended by us in our sole discretion from time to time.  (The term “compensation” includes up-front commissions, trail commissions and any other payments made to you under this Agreement.)  You accept full responsibility for the prompt and full payment of compensation due to each Subagent for business produced under this Agreement.  You agree to hold us harmless against any claim made by a Subagent for non-payment of compensation.

(b)         We may, in our sole discretion, and on 15 days prior notice to Agent, change or terminate the compensation to be paid on any Contracts and may add Contracts and establish the rate of compensation to be paid on those Contracts. Any changes in compensation will apply only to Contracts issued on or after the effective date of the change.

(c)          If, for any reason, Company, or any of its affiliates, refunds any premium or part of a premium of, or effects a surrender, rescission or cancellation of any Contract, during the time period specified in the applicable compensation schedule, any compensation paid to you on such premiums or Contract will be immediately repaid to us or, at our option, be deducted by us from any compensation payable to you in the future.

(d)         The amount and the timing of payment of compensation on replacements, changes, exchanges, transfers, term renewals, conversions, premiums paid in advance, premium rate increases and other special cases will be governed by the rules of Company, unless otherwise specifically addressed in this Agreement.

(e)          The payment of compensation will always be subject to Agent and/or its Subagents being properly licensed in the applicable state.

(f)           No compensation will be paid on waived premium.

(g)          No compensation will be paid if this Agreement is terminated for cause as defined in the termination section.

7.              DEBT. We will have a first lien on any compensation due, held or becoming due under this Agreement for any debt due from you to us.  Debt includes, without limitation, any advance, loan, overpayment, chargeback or annualization of compensation.  We may deem the entire debt as shown in our records due and payable at any time. You hereby assign compensation from us to be applied to any debt to us when and as it becomes due. You have no right to sell, assign or transfer any compensation until our claim is satisfied.  Any existing assignment will be subordinate to our claim arising after this assignment. You agree to pay interest at the legal rate on amounts that are outstanding and any collection costs incurred by us. If we retain outside counsel to collect any such debt, you will be responsible for all attorney’s fees, costs and expenses incurred by us in our effort to collect from you.  This Debt provision survives the termination of this Agreement.

8.             ASSIGNMENT. No assignment of this Agreement or of any compensation due or to become due will be valid unless approved by us in advance in writing. Any assignment will be subject to any existing or future debt due to us from you and Subagents.

9.              REMITTANCES. You are responsible for all money received or collected on behalf of Company, whether by you, your employees or Subagents. All money received will be remitted to Company as promptly as possible. All money will be held by you in a fiduciary capacity for us until remitted in full to Company and will not be misappropriated, commingled, or withheld from us.

10.       INDEMNITY.

(a)         Each party will defend and indemnify and hold harmless the other and its affiliated companies, officers, directors, employees, agents and control persons, with respect to any and all losses, damages, unjust enrichment, liabilities, claims or expenses (including reasonable attorney’s fees) arising from the breach of any provision of this Agreement, failure to comply with applicable laws or wrongful act or omission by such party or its affiliated companies, officers, directors, employees, agents and control persons.

(b)         Distributor will under no circumstances be liable to Agent, Subagent or any third party for lost profits or lost opportunity, indirect, special, consequential, incidental or punitive damages whatsoever, even if Distributor has been advised of the possibility of such damages.

(c)          This Indemnity provision section will survive the termination of this Agreement.

11.       MATERIALS AND RECORDS.

(a)         All materials provided to you or Subagents by us, such as advertisements, sales literature, supplies, hardware, software, applications, forms and any and all information and materials, whether in printed or electronic, pertaining to our products or services or containing our name or logo (the “Materials”), and the content of the Materials, will remain our sole and exclusive property.  You will, and will ensure that Subagents, use the Materials only in connection with the activities specifically authorized under this Agreement.

(b)         The Materials contain copyrights, trademarks, and other intellectual property that belongs exclusively to us or our affiliates and we retain all rights, title and interest in all intellectual property contained in the Materials.  We grant you and Subagents a nonexclusive, nontransferable, limited license to use the Materials only as specifically authorized under this Agreement.  You agree to notify us immediately if you become aware of any unauthorized use, copying, alteration or distribution of the Materials. This license will automatically terminate upon the termination of this Agreement.

(c)          Immediately after termination of this Agreement, you will, and ensure that Subagents will, stop using Materials and deliver Materials to us.

(d)         Each party will, subject to applicable law, provide reasonable access to and will cooperate with the other party in providing access to records related to the Contracts sold under this Agreement.  This provision will survive termination of the Agreement.

12.       TERMINATION.

(a)         Either party may terminate this Agreement without cause by written notice mailed or delivered to the address of the other party provided in this Agreement or subsequently updated by the parties..

(b)         Distributor may terminate this Agreement for cause by mailing notice of termination to Agent at the address provided in this Agreement or subsequently updated by the parties and that termination will be effective upon mailing.  Cause for termination includes, without limitation, any of the following actions of Agent, its affiliated companies, officers, directors, employees, Subagents or control persons: (i) violation of or noncompliance in any material respect with any of the terms of this Agreement; (ii) material violation of any applicable insurance, securities, privacy or other laws; (iii) inducing or attempting to induce a Contract owner to relinquish or replace any Contract, unless such inducement is reasonably believed to be in the best interest of the Contract owner; (iv) misappropriation or commingling of Company funds; or (v) engaging in a fraudulent act or misrepresenting Contract benefits or limitations.  If this Agreement is terminated for cause, no further compensation will be paid to you after termination.

(c)          If you are a corporation or partnership, your dissolution, bankruptcy or insolvency or assignment for the benefit of creditors will immediately and automatically, without notice, terminate the Agreement. If you are a partnership, the death of a partner will immediately and automatically, without notice, terminate the Agreement.

(d)         A revocation or suspension of your license by any insurance department will immediately and automatically, without notice, terminate the Agreement and your rights under the Agreement, including right to further compensation, are forfeited.

(e)          If you are an individual, this Agreement will immediately and automatically, without notice, terminate upon your death.  If Agreement is terminated due to your death, we will pay any compensation due to you as of your date of death.

(f)           If, after termination of this Agreement you are convicted of a felony, we will pay you no further compensation.

(g)          If Agent engages in any of the activities listed in (iii) through (v) of Section 12(b) of this Agreement either before or at any time after termination, all rights to payment of any further compensation will be forfeited.

(h)         No compensation will be paid on business submitted after termination of this Agreement.

13.       CONFIDENTIAL INFORMATION AND DATA SECURITY.

(a)         All information and data communicated by us to you or Subagents, whether before the Effective Date or during the term of this Agreement, will be held in strict confidence and used solely for the purpose of activities contemplated by this Agreement. You will not use or disclosure such information, other than as specifically authorized under this Agreement without our prior written consent.

(b)         The parties acknowledge that certain information made available to the other party may be deemed nonpublic personal information protected under federal and state privacy laws (“Privacy Laws”).  The parties agree (i) not to disclose or use such information except as required to carry out its duties under this Agreement as permitted by the Privacy Laws; (ii) to implement and maintain an appropriate security program for the information and cause its employees, agents or contractors to implement and maintain an appropriate security program for the information; (iii) to establish and maintain policies and procedure reasonably designed to ensure the security and privacy of all such protected information; and (iii) to cooperate with the other party and provide reasonable assistance in ensuring compliance with Privacy Laws. For purposes of this section, “appropriate security program” includes, without limitation, policies and procedures designed to ensure the security and confidentiality of the information, protect against any threats or hazards to the security or integrity of the information, comply with all privacy laws and prevent the unauthorized access to or use of the information.  You will ensure that Subagents comply with this provision.

(c)          Each party will immediately notify the other party in writing of any disclosure or use of the information in breach of this Agreement.  Each party reserves the right upon prior written notice to review and audit the other party’s policies and procedures used to maintain the security and confidentiality of the information. This provision will survive the termination of this Agreement.

14.       WEBSITES AND ELECTRONIC PLATFORMS

WSFGD or its affiliates may make available websites or other electronic platforms, which may enable viewing of Contract and agent information, as well as electronic submission of transactions related to Contracts. You represent, warrant and certify that you will, and will ensure that your employees and Subagents will comply with the following terms and conditions of use of our electronic platforms.

(a)         You will ensure that each transaction initiated by you, your affiliates, employees or Subagents that is related to a Contract is authorized, in writing, by the Contract Owner.

(b)         You will supervise the usage of electronic platforms by its employees or affiliated persons.

(c)          You will not use the electronic platforms except as authorized by this Agreement and will not make the information on the electronic platforms available to any third parties.

(d)         You will ensure that functions on electronic platforms that have been password protected by us are not accessed by unauthorized persons or used inappropriately by your affiliates, employees or Subagents. Passwords for electronic platforms will be treated by you, your affiliates, employees or subagents as confidential information under Section 13 of this Agreement.

(e)      You will not intentionally, or through its gross negligence, cause any damage to or delay or interrupt the operation of electronic platforms by altering, corrupting or deleting data.

Electronic platforms hardware, software and all related intellectual property rights are the exclusive property of Distributor or its affiliates. You are not entitled to any rights thereto by virtue of your use of or access to electronic platforms.

You acknowledge that interruptions in system operation, malfunctions, slow response time, or other performance issues may occur. Further, you acknowledge that the transmission, viewing and retrieval of data files through the Internet are subject to a variety of conditions that may affect the reliability of the transaction. Accordingly, use of electronic platforms is at your risk, and electronic platforms are provided on an “as is” and “as available” basis.

LIMITATION OF LIABILITY. Except as otherwise expressly provided for herein, Distributor expressly disclaims all warranties, express or implied, statutory or otherwise, including without limitation, any implied warranties of merchantability and/or fitness for a particular purpose.  Distributor will not be liable for any errors, omissions or damages claimed by Agent and/or a third party arising from the use of electronic platforms, even if the damages arise from malfunction in the electronic platforms.

We may, in our sole discretion, terminate or restrict your access to electronic platforms for the Agent for any reason, without prior notice. Further, we are not liable to you or to any third party in the event an affiliate, employee or Subagent accesses electronic platforms after they separate from service with or assignment to you.

15.       ANTI-MONEY LAUNDERING. You represent and warrant that you are in compliance with all laws aimed at preventing, detecting and reporting money laundering and suspicious transactions, including without limitation, applicable provision of the Bank Secrecy Act and the anti-money laundering requirements of the USA PATRIOT Act and the regulations thereunder.  You further agree to report to the Financial Crimes Enforcement Network and to us, without undue delay, any unusual or suspicious activity or transaction involving customers and/or potential customers involving products offered by Company.  You will, and will require Subagents to, complete AML training in accordance with our rules.  You will provide us with documentation demonstrating compliance with this obligation upon reasonable request.

16.       SUITABILITY

You will, and will ensure that Subagents, only recommend Contracts that are suitable for the consumer.  A determination of suitability shall be based on information furnished to you or Subagent by the consumer after reasonable inquiry concerning, without limitation, the consumer’s insurance and investment objectives, financial situation and needs.  You will comply with all laws and rules governing suitability including all record keeping and training requirements applicable to you or Subagents.

17.       ARBITRATION

Any disputes between you and us arising out of or relating to this Agreement, which is not otherwise governed by arbitration rules of the Financial Industry Regulatory Authority (“FINRA”), will, upon written demand of either party, be settled by arbitration conducted in the City of Cincinnati, Ohio and administered by the American Arbitration Association (the “AAA”) under its commercial arbitration rules as amended from time to time (“AAA Rules”).  Judgment on the award rendered by a majority of the panel of arbitrators may be entered in any court having jurisdiction.  All costs and expense of arbitration, including attorney’s fees, will be borne by the losing party unless the panel of arbitrators decides otherwise.

Within 30 days following receipt of the written demand to arbitrate, each party will appoint an arbitrator and will notify the other party of the name and address of its appointed arbitrator.  The two party-appointed arbitrators will select a third, neutral arbitrator in accordance with the AAA Rules.  The three arbitrators will constitute the panel of arbitrators, with the neutral arbitrator serving as the chairperson.  All arbitrators will have at least five years of experience working in the life insurance industry or as an attorney handling matters related to the life insurance industry.

18.       GENERAL PROVISIONS.

(a)         The invalidity or unenforceability of any provision of this Agreement will not render invalid or unenforceable any other provision of this Agreement.

(b)         Except as otherwise provided herein, this Agreement may only be amended in a writing signed by the parties.

(c)          While this Agreement is in effect and for two years after it is terminated, you, your successors and affiliates and Subagents will not directly or indirectly engage in activities with the intent or effect of replacing in-force business produced under this Agreement, or other business of Company or any of our affiliates, unless you have a reasonable basis to believe that each replacement is in the best interest of the consumer.

(d)         Each party represents and warrants that the entering into of this Agreement and performance under this Agreement does not and will not conflict with or cause a breach of any other agreement to which either is a party.

(e)          Failure of Distributor to enforce the performance of any provisions of this Agreement will not constitute a waiver of those provisions under any circumstances.

(f)           This Agreement is governed by and construed in accordance with the laws of the State of Ohio, without regard to conflict of laws provisions.

(g)          This Agreement, including the attached compensation schedules (as amended from time to time), and all other schedules, exhibits or addenda referencing this Agreement now or hereafter appended will become effective on the Effective Date and will terminate and supersede any prior agreements between Agent and Distributor with respect to applications submitted after the Effective Date.

(h)       The parties will cooperate in any investigation or proceeding arising in connection with the activities relating to this Agreement.

(i)             You certify that the information furnished in this Agreement is true and complete and that you have not concealed any information.  You understand that we will rely on this information in determining whether or not to enter into this Agreement with you.

(j)            You acknowledge that telephone conversations may be recorded by Company and consent to the same.

(k)   You certify that the tax identification number provided in this Agreement is your correct tax identification number and that you are not subject to backup withholding.

SIGNATURES ON NEXT PAGE

Signatures

THE PARTIES AGREE that this Agreement constitutes the complete and exclusive statement of the terms and conditions between the parties covering the performance hereof and cannot be amended, altered or modified except in the manner provided for in the Agreement. The signatories below represent and warrant that each is duly authorized to enter into this Agreement on behalf of each party for whom he or she signs.  All terms and conditions of this Agreement are hereby agreed to by:

Agent/Agency (if entity, must be signed authorized officer)	W&S Financial Group Distributors, Inc.

Agency Name:	By:

By:
Patricia J. Wilson
Printed Name:
Director, Licensing and Compliance
Title:

Date:

Broker-Dealer (must be signed authorized officer)	Touchstone Securities, Inc.

Broker-Dealer Name:	By:

By:
Patricia J. Wilson
Printed Name:
Vice President
Title:

Date:

Notification Address	Notification Address

Firm Name:	Western & Southern Financial Group Distributors, Inc.
Attn:	Attn: Patricia Wilson
Street Address:	303 Broadway, Suite 1100
CSZ:	Cincinnati, OH 45202
Email:	Patty.wilson@wsfinancialgroup.com

EFFECTIVE DATE (to be entered by Company):

Suitability Supplement to Selling Agreement

Applies to Financial Institutions and Broker Dealers Only

You agree that for purposes of NAIC Model Regulation 275 Suitability in Annuity Transactions or any related or analogous laws, as may be amended from time to time (“SATMR”), we delegate to and you accept responsibility for executing the following duties imposed on us by SATMR.

(a)         You certify that you will establish and maintain a system to supervise recommendations to your customers, whether made by you, your employees or Subagents, regarding the purchase or exchange of annuities issued by the Company.  Your system of supervision will be reasonably designed to achieve compliance with SATMR and with FINRA Conduct Rules regarding suitability, including but not limited to Rule 2310, as well as all training and record keeping requirements, to the extent that such laws and rules apply to you (collectively called “Suitability Rules”).

(b)         You certify that you will maintain written procedures designed to detect and prevent violations of Suitability Rules and will conduct periodic reviews of your records to determine that you are in material compliance with the Suitability Rules.

You agree that the Insurers may monitor and audit your compliance with Suitability Rules.  You agree to provide us with an annual certification of compliance with all applicable Suitability Rules.  The provisions of this addendum will survive termination of the Agreement to the extent necessary for us to comply with the record-keeping requirements of the Suitability Rules.

Variable Products Supplement to Selling Agreement

Option available to Broker Dealers Only

Check one:

☐            YES, Agent will offer variable products of Distributor.

☐            NO, Agent will not offer variable products of Distributor.

If the “no” box is checked, Agent will not offer variable products and this section does not apply.

If the “yes” box is checked, Agent will offer variable products of Distributor and the following terms and conditions are incorporated in and made a part of this Agreement.

You represent, warrant and certify that you will, and will ensure that your employees and Subagents will comply with the following terms and conditions.

(a)         You represent and warrant that at all times while this Agreement is in force, you are and will remain throughout the term of the this Agreement, a broker-dealer registered with the Securities and Exchange Commission (SEC), as well as under any applicable state law, and a member in good standing of FINRA.

(b)         You will closely and adequately supervise and train your employees and Subagents and you will inspect when needed all risks written by these employees and Subagents to the end that the insurance and investment interest of the public will be properly protected.

(c)          You will ensure that a currently effective prospectus precedes or accompanies all sales solicitations or offers of Contracts, including the delivery of supplemental sales literature or other similar material, whether made by you, your employees or Subagents.

(d)         You, your affiliates, officers, directors, employees and Subagents will have and maintain all licenses, registrations and appointments required by any law and by FINRA rules. You will notify us immediately if any persons associated with you cease to be registered representatives or if you are disqualified for continued membership with FINRA or registration with the SEC.

(e)          We will defend and indemnify you with respect to any losses, claims, damages or liabilities to which you may become subject insofar as such losses, claims, damages or expenses result from untrue statements of material fact or material omissions contained in the then current prospectus.  You will defend and indemnify us with respect to any losses, claims, damages or liabilities to which we may become subject insofar as such losses, claims, damages or expenses arise out of or are based on any statement or representation made by you, your employees or Subagents that is not contained in the then current prospectus, or that is contained in the then current prospectus but was omitted by you, your employees or Subagents when such omission to state a material fact was required to be stated to make the statements made by the you, your employees or Subagents, not misleading.

(f)           You represent and warrant that you have in place and will maintain suitable and adequate “know your customer” policies and procedures that are in compliance with all applicable laws and rules.

(g)          You will have and maintain at all times a blanket fidelity bond in amounts consistent with the then applicable FINRA rules.

(h)         You will perform background checks into the character and fitness of the registered representatives you recommend for appointment.  Such background checks will include an investigation of each registered representative’s employment, credit, criminal and licensing history.  You agree to maintain documentation regarding the background investigation of each registered representative in accordance with applicable laws and will use reasonable efforts to promptly provide such information to us as may be required by valid request of any regulatory authority.

Net Remit Supplement to Selling Agreement

Option available to Financial Institutions and Broker Dealers Only

Check one:

☐            YES, Agent is applying for net remit privileges.

☐            NO, Agent is not applying for net remit privileges.

If the YES box is checked, the following terms and conditions are incorporated in and made a part of this Agreement contingent on Distributor’s approval.

Under all conditions imposed by us now or in the future, you may, in lieu of remitting the entire premium collected for an annuity Contract, deduct and retain the applicable commission set forth in the compensation schedules, and remit the balance of the premium to us. You will remit net premium by electronic funds transfer only.

Any deduction and retention of commission will be held in trust for Company until we notify you in writing that the annuity Contract to which such commission relates has been issued. If the Contract is issued, the related commission will then become your property unless otherwise subject to lien or offset by us. If the application for the Contract is disapproved, the related commission will be immediately submitted to us.  Nothing contained herein permits commingling of Company funds with your funds.

You acknowledge that our authorization to remit net premium is contingent on our review of your current financial condition and that of your parent entity, if applicable, in order to ascertain your present and future ability to fund chargeback liabilities.  We may rescind this authorization if at any time Company, in its sole discretion, determines that our ability to recover chargeback commissions is impaired by grant and use of the net remittance privilege.